EXHIBIT 99.1
AGS® to Acquire Cadillac Jack
March 30, 2015 – Las Vegas, NV – AGS today announced that it has entered into an agreement to acquire North American based gaming machine provider Cadillac Jack for total consideration of $370 million in cash plus a promissory note of $12 million, subject to certain requirements and regulatory approvals.
Owned by Amaya Inc., Cadillac Jack is a leading provider of Class II gaming machines for the North American tribal gaming market, with key regions of operation including Alabama, Mexico and Wisconsin.  Cadillac Jack is headquartered in Duluth, Georgia with an installed base of approximately 11,000 leased machines as of the end of 2014.
“After what can only be categorized as an incredibly transformational year for AGS, the acquisition of Cadillac Jack further demonstrates that we are positioned to take the next step in establishing ourselves as a major player in the gaming industry,” said David Lopez, Chief Executive Officer (CEO) of AGS.  “In addition to elevating our leadership position in the Class II space, Cadillac Jack accelerates our Class III growth strategy by complementing our product suite and broadening our content library.”
Cadillac Jack’s success in the North American tribal gaming market is underpinned by a quality library of renowned game titles such as the So Hot™ family of games.
Fueled by AGS’s unwavering commitment to enhance its value proposition for its customers, strategic rationale for the transaction includes:
—	Allowing AGS to better yield manage its substantial Class II footprint

—	Diversifying and enhancing AGS’s product portfolio and geographic footprint

—	Enhancing AGS’s development, marketing, sales, and service capabilities

—	Creating broader offerings to support Class III growth

—	Operational opportunities from product synergies

—	Building quality through additional scale

—	Opportunities to leverage Cadillac Jack content and unlock full potential through AGS’s distribution channels and growth strategy

—	Addition of approximately $93 million in annual revenues from Cadillac Jack bolsters AGS’s profile as a major player in the supplier space

—	Addition of a strong recurring revenue stream; 88% of Cadillac Jack’s revenues are from lease/participation, reinforced by contracts with tribal gaming operators

—	Cultural alignment with strong customer service and focus on innovation across both organizations

The transaction is anticipated to complete in 2015, subject to required regulatory approvals and customary closing conditions.

AGS was acquired in December 2013 by funds affiliated with Apollo Global Management, LLC (NYSE: APO).

Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal advisor to AGS in connection with the transaction.

ABOUT AGS

AGS is a full-service designer and manufacturer of gaming products for the casino floor. The Company’s roots are in the Class II, Native American market, and it has recently expanded its product lines to include top performing slot games for the Class III commercial marketplace as well as live felt table games.  Connect with the Company on its corporate website, Facebook, Twitter and LinkedIn.

ABOUT APOLLO GLOBAL MANAGEMENT
Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Bethesda, Toronto, London, Frankfurt, Luxembourg, Madrid, Singapore, Mumbai and Hong Kong. Apollo had assets under management of approximately $160 billion as of December 31, 2014 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

ABOUT CADILLAC JACK
Cadillac Jack is a leading designer and supplier of electronic games and systems for the regulated global gaming industry with more than 13,000 units installed in hundreds of casinos across the United States and Mexico, the majority on a recurring revenue basis. The company is a leader in the Class II Native American and Mexican gaming markets and has recently established a growing business in Class III machines for the Native American, commercial and charity markets. Cadillac Jack has recently begun to develop online versions of some of its popular land-based game titles. Cadillac Jack’s product portfolio includes an expansive games library of more than 165 game titles available on multiple cabinets, progressive product lines, and slot management services and systems.
For Media Inquiries:

Lesley Hodges
Director, Marketing
(e)  L.Hodges@PlayAGS.com
(o)  (702) 724-1132